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                     April 26, 2021

       Michele Allen
       Chief Financial Officer
       WYNDHAM HOTELS & RESORTS, INC.
       22 Sylvan Way
       Parsippany, NJ. 07054

                                                        Re: WYNDHAM HOTELS &
RESORTS, INC.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            File No. 001-38432

       Dear Ms. Allen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction